 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:   October 4, 2005

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware                 1-12162                       13-3404508

(State of Incorporation)  (Commission File No.)    (IRS Employer

                                                                    Identification No.)

3850 Hamlin Road

Auburn Hills, MI 48326

(Address of principal executive offices)

Registrant's telephone number, including area code:

(248) 754-9200

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2005, BorgWarner Inc. (the "Company") entered into an Agreement with F. Lee Wilson, former Vice President of the Company and President and General Manager of BorgWarner Turbo Systems Inc.  The Agreement provides that, effective September 30, 2005, Mr. Wilson will resign from his employment with the Company and from all management, officer, or director positions of the Company's subsidiaries and affiliates.  On September 29, 2005, Mr. Wilson also entered into a Non-Compete, Confidentiality, General Waiver and Release, and Covenant Not to Sue Agreement (the "Non-Compete Agreement"), pursuant to which, among other things, Mr. Wilson agreed not to associate with certain of the Company's competitors for a period of two years.

Under the Agreement, and in consideration of the Non-Compete Agreement, Mr. Wilson will receive, among other things, a payment of $300,000 on October 15, 2005 and a payment of $200,000 on January 15, 2006, less applicable statutory withholding deductions.  In addition, on October 15, 2005, Mr. Wilson will receive a payment of $100,000 less applicable statutory withholding as a final payment for all vacation obligations due and as partial consideration for the Non-Compete Agreement.  Mr. Wilson will also remain eligible to receive 9/12ths of a bonus paid for 2005, if any, under the terms of the BorgWarner Inc. 2005 Executive Incentive Plan.  Mr. Wilson will also be eligible to receive a payment, if any, under the BorgWarner Inc. Executive Stock Performance Plan for the performance period January 1, 2003 to December 31, 2005.

The above summary is qualified by the entirety of the terms and conditions set forth in the Agreement that is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.1  Agreement, dated September 29, 2005, between the Company and Mr. Wilson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BORGWARNER INC.

/s/ Vincent M. Lichtenberger

Vincent M. Lichtenberger

Assistant Secretary

Dated: October 4, 2005